Exhibit 10.2

2011 Elected Officer Cash Bonus Plan
Terms & Conditions
February 2011

This is a summary of the terms and conditions of the Plan. The full terms and conditions of the DIRECTV Executive Officer Cash Bonus Plan govern the Bonuses.

TERM/CONCEPT	EXPLANATION
Eligibility	Executives of DIRECTV who may become subject to Internal Revenue Code, or IRC, Section 162(m) and the CFO are eligible to participate in the Plan.
Plan Year	January 1 – December 31
Administration
The Compensation Committee of the Board of Directors, or Committee, administers the Plan. The Plan and its administration are intended to comply with IRC Section 162(m). In the beginning of the Plan Year, the Committee:
▪ Selects one or more annual performance measures for the Plan,
▪ Sets individual executive target bonuses as a percentage of base salary or as a dollar amount, and
▪ Establishes the maximum funding for each executive in the Plan,
At the end of the Plan Year, the Committee determines final bonuses.

Company Performance Measures
For 2011, the Committee has selected growth in cash flow before interest and taxes (“CFBIT”) as the performance measure. If the Company’s CFBIT exceeds $2.0 billion, the available bonus fund will be equal to or greater than the target bonus.

Bonus Determination
▪ Following the end of the Plan Year, the Committee will review Company and individual performance and determine bonuses.
▪ Typically, when determining bonuses the Committee will reduce bonuses from the funded amounts to align the bonuses with Company and individual performance. 70% of bonus will be evaluated on Base Business results for the senior leadership as a team; the remaining 30% will be evaluated on individual performance for Strategic Initiatives and Talent & Teamwork. The Committee may also consider other performance factors in its sole discretion as it determines the actual bonuses. These factors may include net subscriber growth, churn, ARPU growth, SAC, margin improvement, customer satisfaction, revenue growth, cash flow growth and basic EPS growth.

Timing of Payments	Bonuses, if any, are paid by March 15 following the end of the Plan Year.
Pro-Rated Bonuses
An executive who participates in the Plan for less than a full year may be eligible for a pro-rated target bonus. A pro rata calculation may also apply to changes in base salary or target bonus percentage that occur during the year.

Taxation
Bonuses are subject to applicable income and employment tax withholding. The Company will also withhold contributions for the savings benefit plans. The following tax withholding rates are current as of January 2011 and may change at the time of actual payout each year.

	Tax	Withholding Rate	Description
	Federal Income Tax	25.0%1	Federal supplemental earnings tax rate
	State Income Tax	9.30%	California supplemental earnings tax rate (or other state withholdings dependent upon your location)
	FICA Social Security (if applicable)	4.2%	Up to maximum tax of $4,485.60 which is 4.2% of the first $106,800.00 of wages
	FICA Medicare	1.45%	No limit on maximum tax
	California State Disability Insurance (SDI) (if applicable)	1.2%	Up to a maximum tax of $1119.79 which is based on wages of $93,316
Employment Status: ▪ Resignation or Termination for Cause
▪ A voluntary resignation during the Plan Year will result in the forfeiture of the bonus.
▪ A termination for cause during the Plan Year or at any time before payment of the bonus will result in the forfeiture of the bonus.

• Retire2, Layoff, Death or Disability
Executives who terminate for these reasons are eligible to receive a pro-rated bonus during the usual payout cycle. Individual employment agreements may have other terms and conditions. The Committee may use daily, monthly or other methods to pro rate the bonuses.

• Leave of Absence During the Year	Executives who are on an unpaid Company-approved leave of absence during the Plan Year are eligible to receive a bonus (pro-rated to exclude the period of their absence) during the usual payout cycle.
Employee Benefits	Bonuses are Covered Compensation for purposes of determining 401K and pension benefits.
Recovery of Bonus Awards
If the financial or operating results used to determine the payout of bonuses are subsequently restated or revised such that smaller bonuses would have been awarded using such restated or revised results, the Company will be entitled to recover the portion of the bonuses that should not have been awarded. See the policy statement in the 2009 Proxy Statement section “Compensation Discussion and Analysis.”

1 35% for amounts in excess of $1 million.
2 “Retirement” means termination of employment at age 55 or older, with 5 or more years of Continuous Service as defined in the Pension Plan and immediate commencement of Pension Plan benefits.

 February 2011